Exhibit 10.1

July 29, 2005

Dennis L. Yakobson
CEO
Rentech, Inc.
1331 17th St., Suite 720
Denver, CO  80202

Dear Dennis:

This letter of agreement is intended to set forth the terms and conditions under which Management Resource Center, Inc. (“MRCWorldwide”) will assist Rentech, Inc. (“Client”) with the development and implementation of a strategy to enhance shareholder value by (1) assisting with the re-organization of senior management and the recruitment of a full time CEO, (2) helping with the development of a new corporate presence, (3) providing support for the transactional activities required for Client to capture the  commercial opportunities available from the Rentech Process, and (4) assisting with the process of seeking capital for the execution of such.

For the services to be executed under this Agreement, Client agrees to pay to MRCWorldwide:

A.

Commitment Fee. Client agrees to pay MRCWorldwide a Commitment Fee payable monthly during the Authorization Period (as defined below) at the rate of Twenty Thousand Dollars ($20,000) plus expenses and necessary fees for the time of such other members of the MRC Team as will be required to fulfill the engagement, which shall not exceed $5,000 per month, plus expenses, without your prior approval.  The Commitment Fee will be payable on the first of every month, and hourly work will be itemized and billed at month-end.

B.

Success Fee.  As of the date hereof, Client shall issue to MRCWorldwide warrants to purchase 3.5 million shares of common stock at an exercise price of $1.82 per share, which the parties agree represents the fair market value of a share of common stock on the date hereof.  Of such warrants, 10% will become exercisable when the per share market price of the common stock reaches $2.10; 15% will become exercisable when the per share market price of the common stock reaches $2.75; 20% will become exercisable when the per share market price of the common stock reaches $3.50; 25% will become exercisable when the per share market price of the common stock reaches $4.25; 30% will become exercisable when the per share market price of the common stock reaches $5.25.  For purposes of the foregoing provisions, (a) the market price target will be deemed reached if the common stock closes at or above the target price for twelve (12) consecutive trading days, (b) vesting will be deemed achieved if the stock price target is reached at any time prior to 24 months after the start date of a new, full-time, CEO, and (c) all share and per share amounts will be equitably adjusted for any future split, reverse split or similar change in the common stock.  The warrants will have piggyback rights and in the event the Client has not registered the warrants within one (1) year of the date of this agreement, thereafter the Client agrees to demand registration rights and to incur the costs thereof.  The warrants will have a five (5) year term from the date of issue and will otherwise be in a mutually acceptable form.

C.	Expenses. The only other cost to the Client will be the out-of-pocket cost of travel, lodging, research and meeting facilities. Such expenses shall itemized and billed monthly.

Client acknowledges that in investigating and evaluating prospective acquisitions it will be relying on the results of its own due diligence review with regard to the accuracy of any and all information and representations provided by said candidate. MRCWorldwide will not undertake to independently verify the information.  Client acknowledges that the method of ownership transfer will be structured as agreed by Client and the acquisition candidate for their convenience and with the advice of counsel as appropriate; the cost of such counsel and other advisory services and closing expenses will not be an obligation of MRCWorldwide.  Further, Client acknowledges that MRCWorldwide is a business adviser and is not a registered broker-dealer nor does it provide any services for which registration as a broker-dealer is required in any jurisdiction.

The terms of the standard MRCWorldwide Indemnity Agreement, attached hereto as Annex A, are incorporated herein as if fully set forth herein.

The Authorization Period will commence on August 8, 2005 and continue for six (6) months thereafter.  Client may extend this engagement on a monthly basis for up to an additional three months.

This Agreement shall be binding on, and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns.  Without limiting the generality of the foregoing, the rights and obligations of MRCWorldwide under this agreement (including the attached indemnification agreement) may at its election be assigned to D. Hunt Ramsbottom, Jr. or any entity controlled by him.  This Agreement shall be construed in accordance with, and governed by the laws of the State of California.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

The waiver or failure of any party to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right hereunder either with respect to the   same term or any other, nor shall any waiver or failure of any party to exercise in any respect any right provided for herein be construed, or subject to construction, as precedence for any similar occurrence or set of facts.

IN WITNESS WHEREOF, The parties hereto, intending to be legally bound, have executed this Agreement as of the first date indicated below.  We at Management Resource Center, Inc. look forward to being of service to you.

Sincerely,
MANAGEMENT RESOURCE CENTER, INC.

/s/ HUNT RAMSBOTTOM

Hunt Ramsbottom

CONFIRMED AND ACCEPTED:

RENTECH, INC.  (a Colorado Corporation)

By:	/s/ RONALD C. BUTZ	Date:	8/5/05

Title:	Vice President/COO

Annex A

MRCWorldwide Indemnity Agreement

          In connection with your engagement by Rentech, Inc. (the “Company”) under the letter agreement of even date herewith (the “Engagement Letter”), as modified or amended from time to time in accordance with its terms, the Company agrees to indemnify and hold harmless Management Resource Center, Inc. (“MRCWorldwide”) and each of the Other Indemnified Parties (as defined below), to the fullest extent permitted by law, from and against any and all reasonably incurred losses, claims, damages, obligations, penalties, judgments, awards, costs, disbursements and liabilities (including amounts paid in settlement) (collectively, “Losses”) and expenses (including, without limitation, all fees and expenses of MRCWorldwide’s and each of the Other Indemnified Parties’ counsel and all of MRCWorldwide’s and each of the Other Indemnified Parties’ reasonable travel and other reasonable out-of-pocket expenses incurred in connection with the investigation of any pending or threatened claims or the preparation for, the defense of, or the furnishing of testimony or evidence in, any pending or threatened litigation, investigation or proceedings, whether or not MRCWorldwide or any Other Indemnified Party is a party thereto) (collectively, “Expenses”) based upon, arising out of or in any way relating to the rendering of services by MRCWorldwide contemplated under the Engagement Letter (including any services rendered prior to the date hereof); provided, that the Company will have no obligation to indemnify and hold harmless MRCWorldwide or any of the Other Indemnified Parties in respect of any Losses or Expenses which are finally judicially determined to have resulted primarily and directly from the gross negligence or bad faith of MRCWorldwide in performing the services that are the subject of the Engagement Letter.  Expenses will be paid when and as incurred upon submission by MRCWorldwide of statements to the Company providing reasonable detail of the Expenses.  The Other Indemnified Parties will mean and include (i) the respective members, principals, partners, directors, officers, agents and employees of and counsel to MRCWorldwide (ii) each other person, if any, controlling MRCWorldwide and (iii) the successors, assigns, heirs and personal representatives of any of the foregoing.

          If for any reason the foregoing indemnification is unavailable to MRCWorldwide or any of the Other Indemnified Parties or is insufficient to hold them harmless in respect of any Losses or Expenses, then the Company will contribute to the amount paid or payable by MRCWorldwide or any of the Other Indemnified Parties as a result of such Losses and Expenses in such proportion as is appropriate to reflect the relative benefits (or anticipated benefits) to the Company and its stockholders on the one hand and MRCWorldwide and the Other Indemnified Parties on the other hand from the rendering of services contemplated by under the Engagement Letter, or if such allocation is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its stockholders on the one hand and MRCWorldwide and the Other Indemnified Parties on the other hand, but also the relative fault of the Company, its directors, officers, employees, agents and advisers (other than MRCWorldwide) on the one hand and MRCWorldwide and the Other Indemnified Parties on the other hand, as well as any other relevant equitable considerations.  The relative benefits received (or anticipated to be received) by the Company and its stockholders on the one hand and by MRCWorldwide and the Other Indemnified Parties on the other hand will be deemed to be in the same proportion as the total value received or contemplated to be received by the Company or its stockholders, as the case may be, as a result of or in connection with a Possible Transaction bears to the total fees paid to MRCWorldwide pursuant to the Engagement Letter.  The relative fault of any party or other person will be determined by reference to such party’s or person’s knowledge, access to information and opportunity to prevent or correct any misstatement, omission, misconduct or breach of duty.  To the extent permitted by law, the amount required to be contributed by MRCWorldwide and the Other Indemnified Parties hereunder will not exceed the total amount of fees paid to MRCWorldwide pursuant to the Engagement Letter.  You and we agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

          If any litigation, investigation or proceeding is commenced as to which MRCWorldwide proposes to demand indemnification, MRCWorldwide will notify the Company in writing with reasonable promptness; provided, however, that any failure by MRCWorldwide to notify the Company will relieve the Company from its obligations hereunder only to the extent the Company has been prejudiced by such failure or delay.  The Company will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to MRCWorldwide or such Other Indemnified Party and the payment of the fees and expenses of such counsel.  In the event (i) MRCWorldwide or such Other Indemnified Party reasonably determines that having common counsel would present such counsel with a conflict of interest, (ii) the defendants in or targets of any such action or proceeding include both MRCWorldwide or Other Indemnified Party and the Company and MRCWorldwide or such Other Indemnified Party reasonably concludes that there may be legal defenses available to it or Other Indemnified Parties that are different from or in addition to those available to the Company, or (iii) the Company fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to MRCWorldwide or such Other Indemnified Party in a timely manner, then MRCWorldwide or such Other Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding, and the Company will pay the reasonable and customary fees and disbursements of such separate counsel (in addition to local counsel, as needed) for MRCWorldwide and such Other Indemnified Parties.  MRCWorldwide and the Other Indemnified Parties agree to utilize the same counsel unless it or they determine that the use of the same counsel would create a conflict of interest for MRCWorldwide or the Other Indemnified Parties.  The Company retains the right, at its own cost, to participate in the defense of such litigation, investigation or proceeding as to which MRCWorldwide employs separate counsel, and MRCWorldwide will reasonably cooperate with the Company and its counsel (including, to the extent possible and consistent with its own interests, keeping the Company reasonably informed of such defense).  The Company will be liable for any settlement of any claim against MRCWorldwide if the Company’s prior written consent is obtained, which consent will not be unreasonably withheld.

          The reimbursement, indemnity and contribution obligations of the Company will (i) be in addition to any liability which the Company may otherwise have, (ii) survive the completion or termination of MRCWorldwide’s engagement and (iii) be binding upon any successors and assigns of the Company.

          The Company agrees that it will not, without MRCWorldwide’s prior written consent (which shall not be unreasonably withheld), settle any pending or threatened litigation, investigation or proceeding relating in any way to the transactions contemplated under the Engagement Letter unless (i) MRCWorldwide and the Other Indemnified Parties are unconditionally released in any release or settlement agreement from any and all claims and liabilities, whether or not MRCWorldwide and the Other Indemnified Parties are named in such litigation or proceeding and (ii) there is no statement in any such release or settlement agreement as to an admission of fault, culpability or failure to act by or on behalf of MRCWorldwide or the Other Indemnified Parties.

          This Indemnity Agreement will be deemed made in Colorado.  The validity and interpretation of this Indemnity Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Colorado applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules).  The Company irrevocably submits to the jurisdiction of any court of the State of Colorado or the United States District Court for the District of Colorado for the purpose of any suit, action or other proceeding arising out of this Indemnity Agreement which is brought by or against the Company.  Any right to a trial by jury with respect to any action or proceeding arising in connection with or as a result of either MRCWorldwide’s engagement or any matter referred to herein is hereby waived by the Company and MRCWorldwide.

          This Indemnity Agreement may not be modified or amended except in writing executed by the parties hereto.  This Indemnity Agreement, and any modification or amendment thereto, may be executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

* * * * * * * *